STRATEGIC SOFTWARE HOLDINGS ANNOUNCES SLATE OF DIRECTOR NOMINEES FOR
                             MERCATOR SOFTWARE INC.


New York, NY, March 14, 2003 -- Strategic Software Holdings ("SSH") today has filed a preliminary proxy statement with the Securities and Exchange Commission, announcing its intention to nominate a slate of directors to replace the current board of directors of Mercator Software Inc. (Nasdaq: MCTR) at the company's next annual meeting in May.

SSH's nominees are:

    o Rodney Bienvenu, Chairman and CEO of Strategic Software Holdings and former President and CEO of SageMaker, Inc.;
    o Peter J. Boni, Chairman and CEO of Surebridge, Inc. and former CEO of Prime Response;
    o Dan Hoogterp, Founder and CEO of TQuist and former CEO of Retrieval Technologies Inc.;
    o  Edward Sanchez, Jr., Founder of ES Advisors LLC;
    o Sean Sears, CEO, President and Founder of Abridean and former President of Cycor Communications;
    o Michael Turillo, Jr., Partner, Financial Services, IBM Business Consulting Services; and
    o Michael R. Wodopian, Director of Marketing, Optical Products Group, Intel Corporation.

Rodney Bienvenu, Chairman and CEO of SSH, stated, "As Mercator's largest shareholder, we are taking this action because the current board has steered the company into a precarious situation and the company lacks a realistic strategy for creating shareholder value. Management's current plan fails to address the market realities of the enterprise software market and Mercator's position in it. In addition, management seems oblivious to the fact that the company has become all but invisible to the outside world and is increasingly becoming irrelevant in the marketplace. With almost no analyst coverage and a steadily declining share of the enterprise applications market, shareholders must act before their investments dwindle to nothing. The history of the enterprise software market is littered with companies that simply withered away while an entrenched board and well paid management team fiddled, leaving shareholders holding a sad, empty bag.

"We believe our nominees will be far better stewards of shareholders' investments. Our slate of nominees brings a wealth of experience across every aspect of the enterprise software industry and their expertise and credentials will be highly valuable to the company, its customers, its shareholders, and its employees as we explore all strategic alternatives to maximize the value of Mercator."

ABOUT SSH
Strategic Software Holdings is an investment firm that makes equity investments and executes buyouts on behalf of itself and its investors. Based in Westport, Connecticut, the firm draws on the partners' extensive knowledge of all aspects of the enterprise software industry to execute high value strategic transactions and to achieve substantial risk adjusted returns for shareholders and portfolio companies. SSH makes equity investments for long-term appreciation, either

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through a controlling ownership of a company or by taking strategic minority ownership interests. SSH co-invests a significant portion of its capital in its investments and shares the risks of ownership with its investors.

SSH filed with the Securities and Exchange Commission today a preliminary proxy statement relating to the solicitation of proxies with respect to the 2003 Mercator annual meeting of stockholders. SSH will file with the Commission, and will furnish to Mercator's stockholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by SSH with the Commission at the Commission's website at http://www.sec.gov/. You may also access a copy of SSH's preliminary proxy statement and definitive proxy statement (when it is available) by accessing http://www.savemercator.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Innisfree M&A Incorporated toll free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Mercator stockholders is available in the preliminary proxy statement filed by SSH with the Commission on Schedule 14A today.

Some of the statements contained in this release may constitute "forward-looking statements," which for this purpose, includes all statements that are not of historical facts. The actual future financial performance of Mercator could differ materially from those anticipated by these forward-looking statements. There can be no assurance that SSH or its nominees will succeed in their efforts to turn Mercator around.

Contacts:

Media:           Brunswick        Lekha Rao / Wendel Carson - 212-333-3810
Investors:       Innisfree        Arthur Crozier / Peter Walsh - 212-750-5833